Exhibit 10.18

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to rule 406 of the Securities Act of 1933, as amended.

PHARMACEUTICAL SUPPLY AGREEMENT

This Agreement is made as of the date it is signed by both parties (the “Effective Date”), by and between Corus Pharma Inc., a Delaware corporation, with its corporate offices at 2025 1st Avenue, Suite 800, Seattle, Washington 98121, United States of America (“Corus”), and Euticals SpA, doing business at Via Emilia, 99, Frazione San Grato, Lodi (LO) 26900, Italy (“Euticals”).

A. Corus desires to develop an inhalation dosage form finished pharmaceutical product for the treatment of pulmonary disease as more fully described in Exhibit A to this Agreement (the “Final Product”) which contains the active pharmaceutical ingredient Aztreonam [*].

B. Corus requires the assistance of a pharmaceutical manufacturer to scale-up and optimize the production processes for clinical supplies of Aztreonam as a drug substance intermediate meeting the specifications (the “Technical Specifications”) set forth in Exhibit A to this Agreement (the “Drug Substance”), including without limitation the acquisition of raw materials, in support of Corus’ current and projected submissions to the US Food and Drug Administration (“FDA”) for product marketing approval.

C. Euticals has expertise and experience with the development and documentation of information and data suitable for submission to the FDA, and currently has the expertise, facilities and other resources to develop and manufacture experimental and clinical batches of drug substances suitable for use in trials designed to obtain data for submission to the FDA and that are produced by Euticals in conformance with current Good Manufacturing Practices as described in US 21 CFR, as amended from time to time and as administered by the FDA (“cGMP”), and the International Conference on Harmonization of Technical Specifications for Registration of Pharmaceuticals for Human Use in the most current form from time to time (“ICH”). Euticals is furthermore already in the process to have its facilities and production processes approved by the FDA for the production and supply of drug substances intended for commercial use.

THEREFORE, the parties hereby agree as follows:

1. Supply Commitment.

1(a) Supply of Requirements. Except as otherwise provided herein, Corus agrees to purchase, and Euticals agrees to sell, all of Corus’ worldwide requirements for the Drug Substance during the Term of this Agreement (as defined in Section 8(a)), and within stated lead times, in accordance with the Technical Specifications (Exhibit A), all applicable standards and requirements of law (including without limitation all environmental laws and regulations), cGMP, and ICH.

*Confidential Treatment Requested.

1(b) Qualification of Sources. Regardless of the Risk Mitigation Plan outlined in Section 4b, and the foregoing agreements. If in the view of the FDA and the Office of Orphan Drug (OOPD), the Risk Mitigation Plan as developed and submitted by Corus and Euticals is deemed inadequate, Corus will continue to work with Euticals Group to develop alternative plans. The revised plans must be deemed acceptable by the FDA, otherwise Corus at the direction of the US FDA may be required to pursue, develop, and qualify alternative manufacturers of the drug substance.

2. Project Management. Euticals’ activities associated with manufacturing and supplying the Drug Substance under this Agreement are sometimes collectively referred to herein as the “Services.”

2(a) Primary and Secondary Contacts. Each of Corus and Euticals shall appoint two of its employees and/or consultants to serve, respectively, as the primary and secondary points of contact between the parties with respect to technical, scientific and regulatory matters under or in relation to this Agreement, the Technical Specifications, and the Services (the parties’ “Technical Contacts”). Each of Corus and Euticals shall also appoint two of its employees and/or consultants to serve, respectively, as the primary and secondary points of contact between the parties with respect to business, financial, and operational matters under or in relation to this Agreement (the parties’ “Business Contacts”). (The parties’ Technical Contacts and Business Contacts are sometimes collectively referred to as the “Contact Persons.”) Neither party will appoint the same person to serve both as its Technical Contact and as its Business Contact simultaneously. Corus’ initial primary Technical Contact is Peter Carbonaro and its initial secondary Technical Contact is TBD. Euticals’ initial primary Technical Contact is [*] and its initial secondary Technical Contact is TBD. Corus’ initial primary Business Contact is Iain Duncan and its initial secondary Business Contact is TBD. Euticals’ initial primary Business Contact is [*] and its initial secondary Business Contact is [*].

2(b) Communication Between Technical Contacts. The Technical Contacts will cooperatively determine between them the forms of communications between themselves that will be most useful from time to time in light of the current situation. Such communications shall include at a minimum bilateral substantive updates as to technical and regulatory progress made and difficulties encountered or anticipated in the course of the activities contemplated under this Agreement.

2(c) Communication Between Business Contacts. The Business Contacts will cooperatively determine between them the forms of communications between themselves, that will be most useful from time to time in light of the ongoing development and transition work.

3. Standards of Performance. Euticals warrants and agrees that the following shall apply to all Services and goods provided or to be provided under this Agreement:

3(a) Level of Effort; Quality Assurance Plan. Euticals will perform the Services using its continuing reasonable best efforts in compliance with this Agreement and all

*Confidential Treatment Requested.

applicable laws, the highest industry standards, and the Quality Assurance Plan set forth in Exhibit B (the “Quality Assurance Plan”).

3(b) Personnel Qualifications and Training. All of Euticals’ personnel involved in the performance of any Services shall be trained and certified direct labor personnel, having the experience and qualifications necessary to perform such Services.

3(c) Changes. Under no circumstances shall Euticals make changes in the manufacturing process and/or equipment, acquisition of raw materials listed in the DMF (the “Critical Raw Materials”), or other testing method or specifications, or other change that may impact the quality of the Drug Substance without giving Corus prior thirty- days notice thereof. Corus may request reasonable changes in the Technical Specifications at any time, provided however, that such changes may require changes to the prices set forth in Section 6, if and to the extent such changes cannot reasonably be avoided by Euticals. Corus shall be notified of proposed changes by Euticals or its suppliers to the Technical Specifications.

3(d) Raw Materials; Handling. All chemical intermediates listed in the DMF and other supplies and raw materials required for the Drug Substance to be manufactured hereunder (the “Raw Materials”) will be acquired by Euticals and supplied by it for use hereunder in accordance with the applicable Technical Specifications, the Quality Assurance Plan, and Section 4(a). Euticals will receive, quarantine, store, sample, test and release all Raw Materials to be used in the manufacture, packaging, or other processing of the Drug Substance in accordance with all applicable standards and requirements of law (including without limitation all environmental laws and regulations), cGMP, ICH, the Technical Specifications, the Quality Assurance Plan, and the Master Batch Record.

3(e) Facilities and Equipment. The Services will be performed in a Euticals’ group facility, in an environment meeting the standards set forth in Exhibit B. Euticals will provide, validate, and control all necessary utilities including water and will provide appropriate chemical and microbiological characterization.

3(f) Regulatory Registrations and Certifications. Euticals shall exert its continuing reasonable best efforts to secure and to maintain FDA registrations and certifications (the “Facility Registrations”) throughout the Term.

3(g) Maintenance. Euticals will service and maintain all facilities and equipment used in or in connection with the Services, including without limitation preventative and remedial maintenance as is consistent with the manufacturers’ standards, the highest standards of industry practice, cGMP, ICH, the Technical Specifications, and the Quality Assurance Plan.

3(h) Euticals Release Testing. Euticals will provide final release testing for the Drug Substance in accordance with the Technical Specifications and the Quality Assurance Plan, consistent with the criteria set forth in Exhibit A (the “Euticals Release Testing”).

3(i) Master Batch Record. Euticals will prepare a “Master Batch Record” for the Drug Substance in compliance with cGMP and ICH standards for each stage of production.

3(j) Drug Master File. During the term of this Agreement Euticals shall establish, maintain, and keep current a complete drug master file (“DMF”) with the FDA for the Drug Substance. Corus shall have the right to reference such DMF in any regulatory filings. Euticals agrees and warrants that it will file the DMF application with the FDA on or before February 28th, 2004.

3(k) Facility Visits and Consultations. Euticals shall permit Corus’ representatives to visit the Facility and any other Euticals location relevant to the Services during normal working hours and with reasonable frequency to perform periodic quality assurance audits (not to exceed one per year unless indicated by FDA compliance issues).

3(l) Inspections and Event Reporting. Euticals shall notify Corus within three business days of becoming aware of any planned or actual inspections, whether or not pre-announced, by the FDA or any other regulatory agency of the Facility or any other locations in which the Drug Substance is or is to be made, tested or stored by Euticals or otherwise bearing on the Drug Substance, any relevant records, or any other aspect of the Services as it pertains to Corus. Euticals shall promptly (in no less than five business days) report in writing to Corus regarding the nature and results of any such inspections and shall immediately deliver to Corus copies of any letters, reports, and other documents received from or sent by Euticals to the FDA or any such agency that relate to such facilities or records or otherwise to the Drug Substance or the Services. Euticals shall immediately notify Corus of any adverse events encountered in the course of Euticals’ activities under or in support of this Agreement or the Services.

3(m) No Conflicts. Euticals is capable of entering into and performing fully under this Agreement, and is entitled to do so without conflict with any law, regulation, agreement or commitment of or binding on Euticals, and all necessary corporate or governmental approvals, registrations, and filings with respect thereto have been duly made and remain in full force and effect. All Drug Substance shall be sold to Corus hereunder with good and marketable title, free and clear of all liens and encumbrances.

3(n) Compliance with Law; Third Party Rights. Euticals shall not, in the performance of any Services or preparing to do so, violate any applicable law or infringe or misappropriate any intellectual properties of any third party, except to the extent due directly to Euticals’ following specific instructions given to it by Corus in writing. Euticals agrees to notify Corus promptly if Euticals knows or has reason to believe that any such instructions from Corus would, if followed by Euticals, violate any applicable law or infringe or misappropriate any intellectual properties of any third party.

4. Capacity, Ordering and Forecasts.

4(a) Capacity Commitment. Euticals agrees to provide at its own cost cGMP/ICH compliant manufacturing capacity sufficient and prepared to fulfill Corus’ worldwide requirements for the Drug Substance, as such requirements are reflected in the [*] Capacity Plans under Section 4(c) and Corus’ [*] Forecasts under Section 4(d); provided, however, that

*Confidential Treatment Requested.

Euticals’ maximum quarterly production capacity need not at any time exceed [*]. Euticals shall schedule its production activities and secure timely availability of all Raw Materials in the required quantities and quality to be able to deliver to Corus all of the foregoing as shown in Corus’ firm orders within the order lead times described below. Specifically, and without limitation, Euticals shall refrain from using the Facility or making any commitments for the use of the Facility that could bring the FDA registration or certification of the Facility into jeopardy or otherwise conflict with or delay Euticals’ supply of the Drug Substance as agreed herein, whether due to volume or capacity restraints, schedule conflicts, incompatible chemical entities, or otherwise.

4(b) Risk Mitigation Plan. Euticals and Corus shall on or before [*] prepare and provide to Corus a draft of a comprehensive risk mitigation plan and procedures (the “Risk Mitigation Plan”) to secure supply of the Drug Substance throughout the Term in order to minimize the consequences of a major event in the manufacture of Final Products, which risk mitigation plan shall contain, among other things, the establishment and qualification of one or more back-up manufacturing facilities, security stocks, procedures for replacement of defective manufacturing equipment and/or general protection of manufacturing facilities against such major events. Euticals and Corus shall from time to time make revisions and supplements to the Risk Mitigation Plan as reasonably requested by Corus, and Euticals Group shall at all times conform to the Risk Mitigation Plan as so revised.

4(c) [*] Capacity Plans. Corus shall provide Euticals [*] forecast for its requirements for batches for commercial purposes (“Commercial Batches”), with the first such forecast to be given by [*], and subsequent forecasts to be given on each anniversary of the delivery of the first forecast. These plans shall be used by the parties to prepare and mutually adopt, annually, the “[*] Capacity Plan.” If either Corus or Euticals has reason to believe at any time during the interim between the submission dates for such plans that Euticals’ capacity will not be sufficient to meet Corus’ requirements from the Facility at any time during the three years covered by the then-current plan, such party shall so notify the other party and either party may require that an interim process be instituted to revise and update the capacity plan sooner than scheduled.

4(d) [*] Forecasts. By [*] Corus shall provide Euticals with an initial written forecast of the quantity of kilos of Drug Substance that Corus desires to have delivered to it during the following [*] period (the “[*] Forecasts”), either, as appropriate, for pre-commercial batches or for Commercial Batches, or both. [*] Corus shall provide a written, updated forecast of the quantity of kilos of Drug Substance that Corus desires to have delivered to it during the following [*]. Each successive forecast shall update the forecast previously given.

4(e) Minimum Volume Purchase and Maximum Production Commitments. Corus will give in good faith and to its best knowledge fair estimates for the [*] Forecast, notwithstanding that neither Corus nor Euticals shall be bound by these estimates. Corus shall be bound to buy at least the [*] of the quantity estimated by it in the [*] Forecast, Euticals shall be ready to produce and provide to Corus up [*] (subject to the maximum capacity limitation stated in Section 4(a)). Each estimate [*] Forecast shall constitute Corus’ firm order and the binding commitment of both parties as to the quantities to be supplied and purchased for

*Confidential Treatment Requested.

the stated respective [*], subject only to scheduling under order confirmations pursuant to Section 4(f).

4(f) Order Scheduling and Lead Times. Each purchase of Drug Substance will be based on a firm purchase order issued by Corus and confirmed by Euticals within ten working days after receipt. The minimum batch size shall [*]. After receipt of a firm purchase order, Euticals will ship the ordered quantities within a lead time of [*].

4(g) Capacity Rationing. If either Corus or Euticals has reason to believe at any time that Euticals is or is likely to become unable for whatever reason to fill Corus’ orders as agreed under this Agreement, such party shall promptly so notify the other party. In such event, and without prejudice to any other rights which Corus may have under this Agreement, Euticals shall make its best efforts to allocate its available capacities and resources such that supplies to Corus under this Agreement will have and maintain a scheduling and resources priority.

5. Delivery and Acceptance.

5(a) Delivery. Drug Substance will be packaged for shipment in accordance with the provisions as described in Exhibit C [*]. In Exhibit C Corus shall provide Euticals with detailed shipping instructions, the performance of which shall be adequately documented by Euticals. Euticals shall, as provided in the Quality Assurance Plan, provide Corus with a satisfactory certificate of analysis for each lot, to be delivered concurrently with each shipment.

5(b) Shelf Life. Euticals shall exert its continuing reasonable best efforts to schedule manufacturing and deliveries such that all Drug Substance is delivered to Corus as soon as possible after its manufacture.

5(c) Conformance with Specifications. Euticals warrants that all Drug Substance delivered hereunder will conform to this Agreement and the applicable Technical Specifications and Master Batch Record, will not be adulterated, and will be manufactured, tested, stored, packaged, labeled, shipped, and will be documented in accordance with the Quality Assurance Plan and all applicable laws, cGMP, and ICH. Euticals does not warrant that the Drug Substance will meet any particular need or use. Corus will notify Euticals within thirty (30) days after delivery if any batch does not conform to the Technical Specifications, together with such detail as is then available to Corus as to the specifics of the non-conformity, or else such Drug Substance will be considered accepted by Corus at the end of such 30-day period.

5(d) Replacement. If requested by Corus, Euticals will promptly replace any batch that does not conform to the Technical Specifications or that was not manufactured or documented in accordance with the Quality Assurance Plan, the Master Batch Record, cGMP, ICH or applicable law. Corus shall not be charged for such replacement or for any remanufacturing, such that Corus shall only pay for a single, conforming batch and not twice in each such situation. If Corus chooses not to have Euticals replace any batch that does not conform to the Technical Specifications or Master Batch Record, Euticals will credit or refund (at Corus’ election) any amounts already paid by Corus for such batch.

*Confidential Treatment Requested.

5(e) Independent Testing. If the parties disagree on whether a batch fails to conform to the Technical Specifications, an independent laboratory engaged by Corus and reasonably acceptable to Euticals shall retest such batch. The costs of such independent laboratory [*] provided, however, [*]. The independent laboratory’s decision shall be in writing and shall be binding on both Corus and Euticals.

6. Prices and Payment.

6(a) The price for Drug Substance shall determined as provided in Exhibit D and shall be payable within forty-five (45) days of the invoice date with the appropriate invoice rendered following the delivery of the applicable batch, unless Corus has asked Euticals to keep and store the Drug Substance after the delivery date initially requested by Corus; in such a case Euticals will invoice Corus at the delivery date initially requested. From time to time, as mutually agreed by both parties, amendments may be made to the invoicing and routing.

6(b) Sales Taxes. All prices are net sales, use, or other taxes (excluding franchise taxes and taxes based on Euticals’ income).

6(c) Late Payment. Corus will be required to pay a late payment fee of [*] for any payment not made to Euticals within [*], unless the invoice is in dispute.

7. Confidentiality; Use of Names; Non-Solicitation of Employees.

7(a) Confidential Information. In the course of the performance of the parties’ respective obligations hereunder or in preparation for such performance, either prior to or after the date Effective Date, a party (the “Recipient”) may receive or otherwise be exposed to (or may have received or been exposed to) the Confidential Information either belonging to the other party (the “Discloser”) or entrusted to it by others. “Confidential Information” means any information disclosed in writing or in any other manner by a party or otherwise made available to the other party concerning the Services, the Drug Substance, the Final Product, all plans and schedules included as Exhibits to this Agreement or any prior agreements relating to or preparatory to this Agreement or the Services, either party’s performance of this Agreement, or otherwise concerning the business or operations of the Discloser; provided, however, that a party shall not be required hereunder to protect Confidential Information: (i) that is or becomes generally available to the public other than as a result of disclosure thereof by the Recipient; (ii) that is received lawfully by the Recipient on a non-confidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Discloser; (iii) that by written evidence can be shown by the Recipient to have been independently developed by the Recipient; or (iv) that the Recipient establishes by documentary evidence was in its possession at the time of disclosure by the Discloser or was otherwise not acquired, directly or indirectly, from the other party hereto.

7(b) Protection. The Recipient shall keep strictly confidential and shall not publish or use for any purpose, other than as provided for in this Agreement, the Discloser’s Confidential Information and shall not disclose or disseminate all or any part of such Confidential Information in any form (including, without limitation, patent filings of any nature) and

*Confidential Treatment Requested.

under any circumstances to any third party at any time, except for disclosure to those of its investors, potential investors, directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such recipients are advised of the confidential and proprietary nature of the Confidential Information and are required to and agree to maintain the confidentiality of such Confidential Information to at least the same extent as if they were parties hereto. Upon expiration or termination of this Agreement for any reason, the Recipient agrees to cease using and to destroy or to return to the Discloser, at the Discloser’s option, all whole and partial copies and derivatives of the Confidential Information, regardless of form, whether in the Recipient’s possession or under the Recipient’s direct or indirect control.

7(c) Disclosures Required by Law. If the Recipient believes that Confidential Information will be required to be disclosed pursuant to law or regulation or by order of a court of competent jurisdiction, the Recipient shall promptly notify the Discloser in order to allow the Discloser to assert whatever exclusions, exemptions or protective measures may be available to it. If the Recipient is required to disclose any Confidential Information, the Recipient may disclose such Confidential Information as so required without liability hereunder; provided, however, that the Recipient (i) shall give the Discloser written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable, (ii) shall furnish only that portion of the Confidential Information which the Recipient is legally required to disclose, and (iii) shall reasonably cooperate with the Discloser (at the Discloser’s expense) to obtain an order (including but not limited to “confidential treatment” pursuant to U.S. securities laws) or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

7(d) Use of Names. Neither Corus nor Euticals shall use the name or marks of the other in any advertising or sales promotion materials or in any publication without prior written consent of such other party. Notwithstanding the foregoing, Corus may without prior written consent identify Euticals as the source of the Services and the Drug Substance in any regulatory submission associated with the Drug Substance or the Final Product, and either party may refer to the other by name in any reports or documents filed pursuant to any other requirements of applicable law or governmental regulations.

7(e) Non-Solicitation of Employees. Each of the parties agrees that during the Term and for one (1) year thereafter, neither party nor any of its affiliates, contractors or agents shall, except upon the express prior written consent of the other party hereto in each instance, directly or indirectly, neither solicit nor influence in any manner any person who currently is or was employed by the other party or its affiliates during the period of twelve months preceding the Effective Date, to leave the employment with the other party nor shall employ or seek or attempt to employ in any capacity (whether as a full- or part-time employee) or otherwise use the services as an agent, consultant, contractor, distributor of any such person.

[*].

*Confidential Treatment Requested.

8. Term and Termination.

8(a) Term. The term of this Agreement (the “Term”) is deemed to have begun on the (Effective Date) and shall remain in force unless and until terminated as provided below in this Section 8 or terminated by either party at its election by notice to the other given, following the first commercial sale by Corus of the Final Product containing the Drug Substance; provided, however, that no such elective termination under this Section will be effective prior to the later of (i) the second anniversary of the date such notice is given and (ii) the seventh anniversary of the first commercial sale by Corus of the Final Product containing the Drug Substance.

8(b) Termination at Corus’ Election. Corus may at its election terminate the Term, effective ninety (90) days following the delivery to Euticals of written notice of termination, in any of the following situations:

(i)	Euticals fails to properly address any 483 or FDA warning letter within a timely manner

(ii)	Euticals fails to maintain in full force and effect, without material suspension, any of the Facility Registrations after obtaining the same, or Corus at any time reasonably believes that Euticals is not exerting its reasonable best efforts to maintain any of the Facility Registrations;

(iii)	effective at any time after 7 years from the Effective Date, Corus will be entitled to the terminate the Term upon nine months prior notice if Corus reasonably demonstrates to Euticals that alternative sources of supply of Product are potentially available to Corus from a FDA compliant alternative source and at prices less than [*] determined hereunder, and Euticals fails within sixty (60) days to agree to reduce its price hereunder to be less than or equal to such lower price.

8(c) Insolvency. Corus may terminate the Term immediately if at any time: (i) Euticals files a voluntary petition in bankruptcy; (ii) Euticals takes the benefit of any insolvency act; (iii) Euticals is dissolved or adjudicated a bankrupt; (iv) a decree or order by a court having jurisdiction is entered approving a petition seeking reorganization, arrangement, adjustment, or composition of Euticals under any applicable bankruptcy, insolvency or similar law; or (v) Euticals admits in writing its inability to pay its debts generally as they become due.

8(d) Termination for Cause. Either party may terminate this Agreement if the other party materially breaches any of its obligations hereunder and fails to cure such breach within sixty (60) days following receipt of written notice of such failure from the other party.

8(e) Survival. No expiration or termination of this Agreement shall relieve either party of its obligations accrued as of the date thereof. In addition, the parties’ covenants, rights and obligations under Sections 3(j), 3(m), 3(n),5(c), 5(d), 5(e), and Sections 7 through 12 shall survive any expiration or termination of this Agreement.

*Confidential Treatment Requested.

9. Indemnification.

9(a) Indemnification by Corus. Corus shall defend, indemnify and hold harmless Euticals, its owners, officers, directors, employees and agents (collectively the “Euticals Indemnitees”) from and against any and all liability, loss, and expense (including reasonable attorneys’ fees) as a result of third party claims or actions to the extent arising out of the sale or use of the Drug Substance or the Final Product or the handling or further processing of the Drug Substance following delivery by Euticals to Corus hereunder; provided, however, that Corus shall have no obligation to indemnify the Euticals Indemnitees for any liability, loss, claims, or expense (including attorneys’ fees) to the extent covered by Euticals’ indemnity described below or arising from the negligence or willful misconduct of any of the Euticals Indemnitees.

9(b) Indemnification by Euticals. Euticals shall defend, indemnify and hold harmless Corus, its owners, officers, directors, employees and agents (collectively the “Corus Indemnitees”) from and against any and all liability, loss, and expense (including reasonable attorneys’ fees) as a result of third party claims or actions to the extent arising out of any errors or defects in Euticals’ manufacturing or other processing or handling of the Drug Substance, any breach by Euticals of its agreements, representations or warranties in this Agreement, or out of the negligence or willful misconduct of the Euticals Indemnitees; provided, however, that Euticals shall have no obligation to indemnify the Corus Indemnitees for any liability, loss, claims, or expense (including attorneys’ fees) to the extent arising from the negligence or willful misconduct of any of the Corus Indemnitees.

9(c) Tender of Defense. The obligation of either party to indemnify the other pursuant to this section shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor.

9(d) Indemnitee Counsel. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (i) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity agreement hereunder.

10. Dispute Resolution.

10(a) CEO Review. The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through discussions among the Contact

Persons and by mutual consent of the parties. In situations in which that does not occur, disputes or differences arising out of or in connection with this Agreement shall initially be referred for review by the parties’ respective CEOs. Such CEOs shall discuss the proposed dispute or difference, and shall meet with respect thereto if either of them believes a meeting or meetings are likely to be useful. If the CEOs do not resolve the dispute or difference within thirty (30) business days (or such lesser or longer period as they may agree is a useful period for their discussions), then either of them may institute a formal mediation of such matter pursuant to Section 10(b).

10(b) Mediation. Any dispute or difference between the parties arising out of or in connection with this Agreement that cannot be resolved by the consent of the parties’ CEOs shall be referred to mediation before any party resorts to arbitration or other dispute resolution procedure. Unless the parties agree otherwise, the mediation will be conducted in accordance with The CPR Mediation Procedure for Business Disputes (Revised 1998) of the CPR Institute for Dispute Resolution by a mediator who has had both training and experience as a mediator of pharmaceutical industry disputes and other general commercial matters. If the parties cannot agree on a mediator, then the mediator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence. Within thirty days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the dispute cannot be settled during such mediation session or during any mutually agreed continuation of such session, any party to this Agreement may give to the mediator and the other party to this Agreement written notice declaring the mediation process at an end, and such dispute (other than as to a dispute relating to patent validity or as to a matter left to the discretion of a party hereunder) will be resolved by arbitration pursuant to Section 10(c). All discussions pursuant to this section will be confidential and will be treated as compromise and settlement discussions. Nothing said or disclosed, and no document produced, in the course of such discussions which is not independently discoverable may be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or litigation. The costs of any mediation pursuant to this section will be shared equally by the parties to this Agreement. The use of mediation will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party, and in particular either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgment such action is necessary to avoid irreparable damage.

10(c) Arbitration. Should the parties fail to reach agreement with respect to a dispute or difference (other than as to a dispute relating to patent validity or as to a matter left to the discretion of a party hereunder), between the parties arising out of or in connection with this Agreement, the dispute or difference will be determined by arbitration in New York City in accordance with the CPR Rules for International Non-Administered Arbitration & Commentary (Revised 2000) (the “Rules”) of the CPR Institute for Dispute Resolution by a tribunal of three independent and impartial arbitrators, one of which will be appointed by each of Corus and Euticals, and the third of which shall have had both training and experience as a mediator of pharmaceutical industry licensing and other general commercial matters. If the parties to this Agreement cannot agree on the third arbitrator, then the third arbitrator will be selected by a neutral organization in accordance with the Rules from a list of candidates meeting the criteria set forth in the preceding sentence. The tribunal may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. Any award ordered by the tribunal must be consistent with the provisions of this Section 10(c) and the tribunal must render its award in a writing, which writing must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of Washington State applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of Washington State applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this section, except that no defenses will be available based upon the passage of time during any negotiation required pursuant to this Section 10. All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the tribunal in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Pending the award of the arbitration tribunal, the parties shall continue to perform their respective obligations under this Agreement.

10(d) Preliminary Relief. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process or the deliberation and award of the arbitration tribunal.

11. Miscellaneous.

11(a) Expenses. Except as specifically provided otherwise herein, each of the parties shall bear its own expenses and those of its personnel under or in connection with such party’s performance of this Agreement.

11(b) Notices. All notices from one party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other party from time to time). Such notices will be deemed effective as of the date so delivered or on the fifth business day following mailing.

11(c) Assignment. Neither party shall assign its rights or delegate or subcontract any of its responsibilities hereunder without prior written consent of other, except that Euticals’ consent will not be required for a transfer or transfers by Corus or its transferee of all of its rights and obligations hereunder in conjunction with a merger or other corporate reorganization or with the transfer of all or substantially all of Corus’ business relating to the Drug Substance and the Final Product. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

11(d) Independent Contractors. Nothing in this Agreement shall be construed to create any partnership, employment, agency or other relationship between Euticals and Corus, other than of independent contracting parties. Neither party shall have any right, power, or authority to assume, create or incur an expense, liability, or obligation, express or implied, on behalf of the other.

11(e) Waiver. No waiver by either party hereunder shall be enforceable unless in a writing signed by the party to be bound, nor shall any waiver of any provision in one instance constitute a waiver of any other breach of that or any other provision of this Agreement.

11(f) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and consistent with the parties’ fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

11(g) Choice of Law. This Agreement shall be governed by the laws of Washington State, including without limitation Article 2 of the UCC as adopted in Washington, and any controlling federal law of the United States, regardless of any choice of law principles to the contrary. The United Nations Convention on the International Sale of Goods is not applicable.

11(h) Attorneys’ Fees. If either party is in breach of this Agreement, the non-breaching party shall be entitled to collect from the breaching party, as part of its damages for said breach, reasonable attorneys fees and costs and expenses associated with enforcing any provision hereof.

11(i) Entire Agreement. All exhibits referenced herein are incorporated in and made a part of this Agreement as if fully set forth herein. This Agreement contains the entire understanding between the parties with respect to its subject matter and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matter. No amendment or modification of this Agreement shall be effective unless made or agreed to in writing by duly authorized officers of both parties.

11(j) Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11(k) Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, either party (or its representatives, agents or employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with U.S. Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any information not related to the tax treatment or tax structure of any transaction contemplated hereby, including without limitation (except to the extent such information is related to the tax treatment or tax structure of any such transaction):

(i)	the identities of participants or potential participants in any such transaction,

(ii)	the existence or status of any negotiations,

(iii)	protected health information,

(iv)	information in or about patent applications,

(v)	scientific, technical, or medical information, and

(vi)	pricing and financial information.

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.

EUTICALS SpA

By	[*]
Title	[*]
Date Signed Jan. 23rd, 2004

Address:	Via Emilia, 99
Frazione San Grato
26900 Lodi (LO), Italy
[*]
FAX: 39 02 57512662

CORUS PHARMA, INC.

By	/s/ Alan Bruce Montgomery	/s/ Iain Duncan
Title	CEO	VP Operations
Date Signed Jan. 23, 2004		Corus Pharma, Inc.
22 Jan, 2004

Address:	2025 First Avenue, Suite 800
Seattle, WA 98121 (USA)
Attn: Bruce Montgomery, MD
FAX: 206-728-5095

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*Confidential Treatment Requested.